EMBRAER

# EAGLE CREEK CONFIRMS FIVE OPTIONS FOR PHENOM 100 JETS

*U.S. customer order now totals 21 Phenom aircraft*

***São José dos Campos, September 25, 2007*** – Eagle Creek Aviation Services, a U.S.-based full-service aircraft sales, management and maintenance provider, confirmed five additional Phenom 100 aircraft options, today, from its original order announced in October 2006. The total value of the new agreement is US$ 14.9 million.



*L-R: Frederico Fleury Curado, Embraer President and CEO; Matt Hagans, CEO of Eagle Creek; and Luís Carlos Affonso, Embraer Executive Vice President, Executive Jets, during the announcement ceremony held today at the NBAA*

*"This additional order from Eagle Creek confirms the wide acceptance of our Phenom jets,"* said Luís Carlos Affonso, Embraer Executive Vice President, Executive Jets. *"As Eagle Creek continues to expand services to their customers, we are proud to be part of this success by delivering modern aircraft, with high levels of comfort and reliability."*



*The Phenom 100 (above) and Phenom 300 (below) jets*

During last year's NBAA Annual Meeting and Convention, in Orlando, Fla., Embraer signed Eagle Creek for 12 Phenom 100 and four Phenom 300 jets, with options for an additional five Phenom aircraft, now confirmed. At the same time, Embraer announced Eagle Creek as one of the service and maintenance centers for Embraer's Phenom family, as part of the expansion of its authorized network in the United States.

*"We are proud to continue enhancing our services by adding five Phenom 100 jets to our fleet,"* said Matt Hagans, CEO of Eagle Creek. *"Following the Phenom 100 first flight, increased interest in this best-in-class very light jet clearly showed that we made the*

PRESS OFFICES

| Headquarters (Brazil) | North America | Europe, Middle East and Africa | China |
|---|---|---|---|
| Rosana Dias | Pedro Ferraz | Stéphane Guilbaud | Tracy Chen |
| rosana.dias@embraer.com.br | pedro.ferraz@embraer.com | sguilbaud@embraer.fr | tracy.chen@bjs.embraer.com |
| Cell: +55 12 9724 4929 | Cell: +1 954 651 1871 | Cell: +33 6 7522 8519 | Cell: +86 139 1018 2281 |
| Tel.: +55 12 3927 1311 | Tel.: +1 954 359 3414 | Tel.: +33 1 4938 4455 | Tel.: +86 10 6598 9988 |
| Fax: +55 12 3927 2411 | Fax: +1 954 359 4755 | Fax: +33 1 4938 4456 | Fax: +86 10 6598 9986 |

*right choice and needed to increase the size of our fleet. We are very impressed with these aircraft and are confident that our clients will appreciate the comfort, range, and speed of both the Phenom 100 and Phenom 300 aircraft."*

The first Phenom jet delivery to Eagle Creek is scheduled for the end of 2008 and the aircraft will be managed, serviced and operated by Eagle Creek Aviation Services.

PRESS OFFICES

**Headquarters (Brazil)**
Rosana Dias
rosana.dias@embraer.com.br
Cell: +55 12 9724 4929
Tel.: +55 12 3927 1311
Fax: +55 12 3927 2411

**North America**
Pedro Ferraz
pedro.ferraz@embraer.com
Cell: +1 954 651 1871
Tel.: +1 954 359 3414
Fax: +1 954 359 4755

**Europe, Middle East and Africa**
Stéphane Guilbaud
sguilbaud@embraer.fr
Cell: +33 6 7522 8519
Tel.: +33 1 4938 4455
Fax: +33 1 4938 4456

**China**
Tracy Chen
tracy.chen@bjs.embraer.com
Cell: +86 139 1018 2281
Tel.: +86 10 6598 9988
Fax: +86 10 6598 9986